Exhibit 10.2

FOURTH AMENDMENT TO THE

WADDELL & REED FINANCIAL, INC.

1998 EXECUTIVE DEFERRED COMPENSATION STOCK AWARD PLAN

Waddell & Reed Financial, Inc., a Delaware corporation (the “Company”), previously established the Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Award Plan, as amended and restated (the “Plan”).  Pursuant to Section 8 of the Plan, the Board of Directors of the Company reserves the right to amend the Plan.  Pursuant to the powers reserved in the Plan, the Plan is amended effective as of October 14, 2004 as follows.

1.             Article 9 of the Plan is amended in its entirety to read as follows:

“ARTICLE 9.  ADJUSTMENT PROVISIONS

Section 9.1  Change in Corporate Structure Affecting Shares.  If the Company shall at any time change the number of issued Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the total number of Shares reserved for issuance under the Plan shall be appropriately adjusted and the number of Shares covered by each outstanding Award and the exercise price per Share under each outstanding Award and the number of Shares underlying Awards shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Award shall not be changed.  In addition, the aggregate number of Shares available for issuance to any employee pursuant to Section 6.2 shall be adjusted to take into account any change in corporate structure affecting Shares.  Adjustments pursuant to this Section 9.1 shall not be made to the extent the Plan has been amended to reflect any adjustment contemplated in this Section 9.1.

Section 9.2  Certain Reorganizations.  Notwithstanding any other provision of the Plan, and without affecting the number of Shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding Awards or provide for other equitable adjustments after changes in the Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve Awardees’ rights under the Plan.

Section 9.3  Acquisitions.  In the case of any sale of assets, merger, consolidation or combination of the Company with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an ‘Acquisition’), any Awardee who holds an outstanding Award shall have the right (subject to the provisions of the Plan and any limitation applicable to the Award) thereafter and during the term of the Award, to receive upon exercise or vesting, in the case of Restricted Stock, thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by an Awardee of the number of Shares which would have been obtained upon exercise of the Option or portion thereof or vesting of all or a portion of the Restricted Stock Award in question, as the case may be, immediately prior to the Acquisition; provided, however, the Committee, in its sole discretion, may settle the value of any Award on the basis of the Acquisition Consideration as of the date the Acquisition occurs, or such other date as the Committee may determine prior to the Acquisition, in cash, stock or other property, or any combination thereof.  To the extent any such settlement made in the sole discretion of the Committee is made in stock, such shares of stock will be deemed to have been distributed under the Plan.  The term ‘Acquisition Consideration’ shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one Share of the Company upon consummation of an Acquisition.”

2.             Except as hereby amended, the Plan shall remain in full force and effect.